Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-101295, 333-104385, 333-121082, 333-123059, 333-130844, 333-130845, 333-130847, 333-150976, 333-161468, 333-174416, 333-174417, 333-179638, 333-183008, 333-193903, 333-210085, 333-212716, 333-224455, 333-224456, 333-232416 and 333-239814) and Form S-3 (No. 333-232941) of our report dated February 3, 2021, relating to the consolidated financial statements of Comcast Corporation and the effectiveness of Comcast Corporation's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Comcast Corporation for the year ended December 31, 2020.

/S/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
February 3, 2021